EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated August 3, 2023 relating to the balance sheet of aShareX Fine Art, LLC as of January 13, 2023 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

March 14, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com